Exhibit 99.1

FOR RELEASE AT 7:00 AM ET	For more information, contact:
July 31, 2012	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2012 SECOND QUARTER RESULTS

– Company Will Hold Conference Call at 8:00 a.m. ET –

ALACHUA, Fla. (July 31, 2012) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the second quarter of 2012 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $45.2 million, a 4 percent increase over the second quarter of 2011.

•

Achieved quarterly net income per fully diluted share of $0.02, a decrease of $0.02 compared to the second quarter of 2011. Excluding a pre-tax litigation settlement charge of $2.35 million in the quarter, or $0.03 per fully diluted share, the company achieved quarterly net income per fully diluted share of $0.05.

•	Achieved quarterly revenues of $8.5 million in the surgical specialties business, an 18 percent increase over the second quarter of 2011.

•	Achieved quarterly revenues of $7.0 million in the bone graft substitutes and general orthopedic (BGS/GO) business, a 12 percent increase over the second quarter of 2011.

•	Achieved quarterly revenues of $13.3 million in the sports medicine business, a 10 percent increase over the second quarter of 2011.

•	Achieved international revenues of $6.0 million, a 9 percent increase or a 19 percent increase on a constant currency basis over the second quarter of 2011.

•

Achieved quarterly revenues of $14.0 million in the U.S. direct distribution organization, an 8 percent increase over the second quarter of 2011. The U.S. direct distribution organization includes sports medicine and certain BGS/GO implants.

“We are pleased with our second quarter results, which exceeded our expectations and were driven primarily by continued growth in our surgical specialties, direct sports medicine and BGS/GO businesses,” said Brian K. Hutchison, president and chief executive officer of RTI.

Worldwide revenues of $45.2 million for the second quarter of 2012 increased 4 percent compared to the second quarter of 2011. Domestic revenues of $39.2 million for the second quarter of 2012 grew by 3 percent compared to the second quarter of 2011, primarily based on the strength of the surgical specialties, direct sports medicine and dental businesses and were offset by unfavorable comparisons in the spine business. International revenues of $6.0 million increased 9 percent compared to the second quarter of 2011 primarily due to higher export revenue in the sports medicine and BGS/GO businesses. On a constant currency basis, international revenues increased 19 percent as compared to the second quarter of 2011.

In 2005, the company was named as a party, along with a number of other recovery and processor defendants, in lawsuits relating to the tissue recovery practices of Biomedical Tissue Services Ltd. (BTS), an unaffiliated recovery agency. During the second quarter of 2012, the company accrued a pre-tax charge of $2.35 million, or $0.03 per fully diluted share, to settle certain cases related to these proceedings.

For the second quarter of 2012, the company reported net income of $1.3 million and net income per fully diluted share of $0.02, based on 56.0 million fully diluted shares outstanding, compared to net income of $2.0 million or $0.04 per fully diluted share for the second quarter of 2011, based on 55.3 million fully diluted shares outstanding. Excluding the litigation settlement charge of $0.03 per fully diluted share, net income per fully diluted share in the second quarter of 2012 was $0.05.

Fiscal 2012 and Third Quarter Outlook

As a result of first half results that exceeded expectations and better visibility into second half trends, the company is raising its full year revenues guidance for 2012. The company now expects full year revenues for 2012 to be between $177 million to $179 million, as compared to prior guidance of $176 million to $178 million. As a result of the litigation settlement charge of $0.03 per fully diluted share taken in the second quarter, full year net income per fully diluted share is now expected to be in the range of $0.14 to $0.15, based on 56.1 million shares outstanding, as compared to prior guidance of $0.16 to $0.17 per fully diluted share.

For the third quarter of 2012, the company expects revenues to be between $44 million and $45 million and net income per fully diluted share to be approximately $0.04.

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the second quarter results at 8:00 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Tissue distribution	$43,711	$41,504	$85,832	$81,023
Other revenues	1,486	1,978	3,108	3,105

Total revenues	45,197	43,482	88,940	84,128
Costs of processing and distribution	23,526	23,763	47,163	46,072

Gross profit	21,671	19,719	41,777	38,056

Expenses:
Marketing, general and administrative	14,294	14,186	28,668	28,095
Research and development	3,343	2,479	6,170	4,897
Asset abandonments	2	—	18	57
Litigation settlement	2,350	—	2,350	—

Total operating expenses	19,989	16,665	37,206	33,049

Operating income	1,682	3,054	4,571	5,007

Total other income (expense) - net	51	(55)	106	(139)

Income before income tax provision	1,733	2,999	4,677	4,868
Income tax provision	(412)	(981)	(1,354)	(1,602)

Net income	$1,321	$2,018	$3,323	$3,266

Net income per common share - basic	$0.02	$0.04	$0.06	$0.06

Net income per common share - diluted	$0.02	$0.04	$0.06	$0.06

Weighted average shares outstanding - basic	55,857,858	55,158,345	55,785,171	55,024,052

Weighted average shares outstanding - diluted	56,027,272	55,268,897	55,973,094	55,127,497

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Income and Net Income Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Three Months Ended
	June 30, 2012		June 30, 2011
		Impact		Impact
	Net	per Diluted	Net	per Diluted
	Income	Share	Income	Share

As reported	$1,321	$0.02	$2,018	$0.04
Litigation settlement charge, net of tax effect (1)	1,444	0.03	—	—

Adjusted	$2,765	$0.05	$2,018	$0.04

	Six Months Ended
	June 30, 2012		June 30, 2011
	Net Income	Impact per Diluted Share	Net Income	Impact per Diluted Share

As reported	$3,323	$0.06	$3,266	$0.06
Litigation settlement charge, net of tax effect (1)	1,444	0.03	—	—

Adjusted	$4,767	$0.09	$3,266	$0.06

(1) Litigation settlement charge, net of tax effect, as follows:

Litigation settlement charge	$2,350
Tax effect on litigation settlement charge	(906)

Litigation settlement charge, net of tax effect	$1,444

Use of Non-GAAP Financial Measures

To supplement RTI Biologic’s condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non-GAAP financial measures that exclude certain amounts, including non-GAAP net income and non-GAAP net income per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of the non-GAAP measures for the three and six month periods ended June 30, 2012 as well as the reasons for excluding the individual item:

Litigation settlement – This adjustment represents a charge and relates to a litigation settlement of certain BTS related lawsuits. Management removes the impact of the litigation settlement charge from the Company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income and non-GAAP net income per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the litigation settlement charge. The Company further believes that providing this information better enables RTI Biologic’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues from tissue distribution:
Sports medicine	$13,337	$12,120	$26,762	$23,809
Spine	9,785	11,028	18,345	20,738
Surgical specialties	8,459	7,153	16,256	15,064
Bone graft substitutes and general orthopedic	7,016	6,241	14,031	12,348
Dental	5,114	4,962	10,438	9,064
Other revenues	1,486	1,978	3,108	3,105

Total revenues	$45,197	$43,482	$88,940	$84,128

Domestic revenues	39,191	37,980	77,064	73,225
International revenues	6,006	5,502	11,876	10,903

Total revenues	$45,197	$43,482	$88,940	$84,128

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$50,231	$46,178
Accounts receivable - net	22,603	20,674
Inventories - net	73,214	76,598
Prepaid and other current assets	16,288	16,231

Total current assets	162,336	159,681

Property, plant and equipment - net	45,603	44,532
Other assets - net	25,567	25,814

Total assets	$233,506	$230,027

Liabilities and Stockholders’ Equity
Accounts payable	$9,869	$11,141
Accrued expenses and other current liabilities	24,887	24,028
Current portion of long-term obligations	270	448

Total current liabilities	35,026	35,617

Deferred revenue	21,210	20,589
Long-term liabilities	1,106	1,402

Total liabilities	57,342	57,608
Stockholders’ equity:
Common stock and additional paid-in capital	412,772	411,741
Accumulated other comprehensive loss	(2,793)	(2,184)
Accumulated deficit	(233,815)	(237,138)

Total stockholders’ equity	176,164	172,419

Total liabilities and stockholders’ equity	$233,506	$230,027

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$1,321	$2,018	$3,323	$3,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,970	2,042	3,879	3,967
Stock-based compensation	525	494	1,050	993
Amortization of deferred revenue	(1,164)	(1,016)	(2,328)	(2,022)
Litigation settlement	2,350	—	2,350	—
Other items to reconcile to net cash provided by operating activities	(187)	5,075	906	8,889

Net cash provided by operating activities	4,815	8,613	9,180	15,093

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,806)	(816)	(4,609)	(1,310)
Patent and acquired intangible asset costs	(311)	(52)	(376)	(1,073)

Net cash used in investing activities	(2,117)	(868)	(4,985)	(2,383)

Cash flows from financing activities:
Proceeds from exercise of common stock options	114	—	214	185
Payments on long-term obligations	(95)	(1,975)	(294)	(2,251)
Other	—	—	(20)	—

Net cash provided by (used in) financing activities	19	(1,975)	(100)	(2,066)

Effect of exchange rate changes on cash and cash equivalents	(74)	133	(42)	193

Net increase in cash and cash equivalents	2,643	5,903	4,053	10,837
Cash and cash equivalents, beginning of period	47,588	33,146	46,178	28,212

Cash and cash equivalents, end of period	$50,231	$39,049	$50,231	$39,049